Special Shareholder Meeting Results

JPM II held a special meeting of shareholders on June 10, 2014, for the purpose of considering and voting upon the following proposals:

Proposal 1: Election of Trustees

Trustees were elected by the shareholders of all of the series of the JPM II, including
International Research Enhanced Equity Fund. The results of the voting were as follows:

Votes Received
(Amounts in thousands)

John F. Finn
  In Favor
132,674,822
  Withheld
508,692

Dr. Matthew Goldstein
  In Favor
132,670,672
  Withheld
512,842

Robert J. Higgins
  In Favor
124,038,998
  Withheld
9,144,516

Frankie D. Hughes
  In Favor
132,681,734
  Withheld
501,780

Peter C. Marshall
  In Favor
132,663,579
  Withheld
519,935

Mary E. Martinez
  In Favor
132,682,318
  Withheld
501,196

Marilyn McCoy
  In Favor
132,681,993
  Withheld
501,520

Mitchell M. Merin
  In Favor
132,664,715
  Withheld
518,799

William G. Morton, Jr.
  In Favor
132,650,698
  Withheld
532,816

Robert A. Oden, Jr.
  In Favor
132,664,727
  Withheld
518,788

Marian U. Pardo
  In Favor
132,690,792
  Withheld
492,722

Frederick W. Ruebeck
  In Favor
132,644,244
  Withheld
539,269

James J. Schonbachler
  In Favor
132,671,281
  Withheld
512,233

Proposal 2: To approve a change to the fundamental investment objective for the
International Research Enhanced Equity Fund (formerly, the International Equity Index Fund).
The amended fundamental investment objective was approved by shareholders. Following such approval, the Fund's benchmark, name, and certain of its investment strategies were changed.

The results of the voting were as follows:

Votes Received
(Amounts in thousands)

For
21,564
Against
100
Abstain
28
Broker Non Votes
4,677